Exhibit 10.6

December 9, 2022

Brian Humphries

Re: Base pay denomination adjustment

Dear Brian,

As previously discussed, this letter confirms that your base salary will be denominated and paid in Swiss francs (CHF) commencing effective as of January 1, 2023. In connection with this, your annual base salary, which was previously 925,000 GBP, will be 1,150,000 CHF effective as of January 1, 2023. Your target annual bonus will remain 200% of your base salary.

Please indicate your acknowledgement and acceptance of this by signing and returning this letter to my attention.

Sincerely,

/s/ Michael Patsalos-Fox
Michael Patsalos-Fox Chair of the Board of Directors

Acknowledged and Agreed:

/s/ Brian Humphries
Brian Humphries
Date:	December 9, 2022